Exhibit (a)(1)(I)

OPTION EXCHANGE FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Option Exchange. We urge you to read carefully the following questions and answers. Where applicable, we have included section references to the Offer to Exchange Eligible Options for New Restricted Stock Units, dated June 20, 2024 (the “Offer to Exchange”) where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial, legal and/or tax advisors before deciding whether to participate in the Option Exchange. Please review these questions and answers, and the remainder of the Offer to Exchange and the Terms of Election to ensure that you are making an informed decision regarding your participation in the Option Exchange.

For your ease of use, the questions and answers have been separated into three sections, (i) Option Exchange design questions, (ii) administrative and timing questions and (iii) other important questions. Defined terms used herein but not otherwise defined have the meaning ascribed to such terms in the Offer to Exchange.

Option Exchange Design Questions

What is the Option Exchange?

The Option Exchange is being offered by Karyopharm to allow Eligible Participants to exchange their Eligible Options (i.e., their outstanding stock options that (i) were granted under the 2022 Plan, the 2013 Plan or the 2022 Inducement Plan or as inducement stock options granted pursuant to Nasdaq Listing Rule 5635(c)(4) outside of the 2022 Inducement Plan, (ii) were granted before December 31, 2022 and (iii) have exercise prices greater than $3.35), for new awards comprised of a lesser number of new restricted stock units, which we refer to as “New RSUs”. The number of New RSUs that will be granted in exchange for existing Eligible Options will be determined based on the Exchange Ratios described below. The New RSUs will be granted on the date on which we cancel the Eligible Options accepted for exchange, which we expect will be the first business day following the expiration date of the Offer, which we refer to as the New RSU Grant Date. The New RSUs will be subject to the terms and conditions as provided for in our 2022 Plan and the applicable award agreement.

Each New RSU award will vest with respect to 50% of the award on the one-year anniversary of the New RSU Grant Date and with respect to the remaining 50% of the award on the eighteen (18) month anniversary of the New RSU Grant Date, subject to continued service through the applicable vesting date.

Why are we making the Offer?

An objective of our equity incentive programs has been, and continues to be, to align the interests of equity incentive plan participants with those of our stockholders, and we believe that the Option Exchange is an important component in our efforts to achieve that goal. The Option Exchange and the Exchange Ratios are intended to result in a “value for value” exchange, meaning that the accounting fair value for the New RSUs will be approximately equal to the accounting fair value of the Eligible Options that are surrendered and the Option Exchange will therefore not result in a windfall to Eligible Participants nor significant incremental accounting expenses to the Company.

While we have achieved a number of important milestones and made significant progress on our commercial, clinical development, organizational, and business goals over the past several years and we are optimistic regarding our potential future growth opportunities, the price of our common stock remains below historic levels. In the last several years, our stock price has experienced significant volatility, due to a number of potential factors, many of which were outside the control of our company and employees, including a challenging financial market impacted by macro-economic factors, worsening of investor sentiment leading to pressures in stock prices, particularly in the pharmaceutical and biotech industries, and a significantly increased competitive environment in the multiple myeloma market. The Option Exchange is purposely designed to balance the interests of our stockholders, by reducing our overhang, with our critical need to retain and incentivize our employees by granting New RSUs with a new 18-month vesting schedule. We have a pressing need to retain and motivate our key talent, particularly in light of the highly competitive nature of the labor market in the pharmaceutical industry and the significant efforts, historical expertise and continuity needed from our employees to continue to grow our multiple myeloma business, advance our three ongoing pivotal Phase 3 clinical trials and execute on our long-term strategic initiatives. We believe that equity compensation provides a meaningful incentive for our employees, creates an essential link between our employees and our stockholders and allows us to conserve cash resources to support our growth objectives. We also believe that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. Central to these objectives is our equity compensation program, which is consistent with our compensation philosophy and the compensatory practices of other pharmaceutical companies in our peer group and other companies that we compete with for talent.

As of June 18, 2024, we had a total of 5,789,250 shares of common stock subject to outstanding stock options under our Equity Plans, with a range in exercise prices from $1.28 per share to $39.95 per share. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options, all of which are underwater and therefore not serving their intended purposes of motivating and retaining employees. Pursuant to the Option Exchange, participants will receive a lesser number of New RSUs than the number of shares underlying the surrendered stock options. While we cannot predict how many Eligible Participants will elect to participate in the Option Exchange, assuming 100% of Eligible Participants as of June 18, 2024 participate in the Option Exchange and exchange 100% of their Eligible Options, and based on the Exchange Ratios established by our Board, Eligible Options to purchase approximately 2,542,832 shares of common stock would be surrendered and cancelled in the Option Exchange, which would result in the Company granting approximately 959,912 New RSUs and would result in a reduction in our equity overhang of approximately 1,582,920 shares of common stock. Shares subject to surrendered Eligible Options will be cancelled and will not be returned to the pool of shares available for future grant under the applicable Equity Plan, except with respect to the number of shares subject to the New RSUs to be granted under the 2022 Plan pursuant to the Option Exchange.

The Option Exchange is voluntary and will allow Eligible Participants to choose whether to keep their Eligible Options at existing exercise prices and terms or to exchange those options for New RSUs. We intend the Option Exchange to enable Eligible Participants to recognize value from their New RSUs, but this cannot be guaranteed considering the unpredictability of the stock market and vesting terms contingent upon continued service to the company. (See Section 2 of the Offering Memorandum entitled “Purpose of the Offer” for additional information.)

Subject to the limitations set forth in Sections 6 and 14 of the Offering Memorandum entitled “Conditions of the Offer” and “Extension of Offer; Termination; Amendment,” respectively, we reserve the right, before the Offer Expiration Date, to terminate or amend the Offer to Exchange and to postpone our acceptance and cancellation of any Eligible Options elected for exchange if at any time on or after the date of commencement of the Offer and prior to the Offer Expiration Date certain events have occurred, including any increase or decrease of greater than 33% of the market price of our common stock that occurs during the offer period as measured from $0.93, which was the closing price of our common stock on Nasdaq on June 18, 2024.

How does the Option Exchange work?

We are offering Eligible Participants the opportunity to exchange their Eligible Options (i.e., their outstanding options that were issued under the Equity Plans, were granted before December 31, 2022 and have exercise prices greater than $3.35) for a predetermined number of New RSUs, rounded down to the nearest whole share, as determined based on the Exchange Ratios described in the table below. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options (and satisfying any applicable tax withholding obligations). Thus, when we use the term “options” in the Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of common stock underlying those options.

Participating in the Option Exchange requires an eligible employee to make a voluntary election to tender Eligible Options by 11:59 p.m., Eastern Time, on the Offer Expiration Date, currently scheduled for July 18, 2024, unless the Offer is extended, after which time such election will be irrevocable.

The Exchange Ratios in the Option Exchange represent the number of shares of common stock underlying an Eligible Option that an Eligible Participant must surrender in order to receive one New RSU, and vary based on the exercise price of the Eligible Options. The Exchange Ratios for the Option Exchange were determined using the Black-Scholes model and are based on, among other things, the volatility of our stock, the expected term of a stock option and interest rates. The Exchange Ratios were calculated in a manner intended to result in a value for value exchange, in order to accomplish the compensatory goals of the Option Exchange for our employees and to prioritize the interests of our stockholders, including reducing our total number of shares of common stock underlying outstanding equity awards, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of New RSUs. The number of New RSUs will be calculated according to the Exchange Ratios and will be rounded down to the nearest whole share on a grant-by-grant basis. As set forth in the table below, the applicable Exchange Ratios will vary based on the exercise price of the Eligible Option.

Exercise Price Range per Share	Aggregate Number of Shares Underlying Outstanding Eligible Options (as of June 18, 2024)	Weighted Average Remaining Life (In Years)	Exchange Ratio (Surrendered Eligible Options to New RSUs)
$3.36 to $7.50	733,752	7.37	2 to 1
$7.51 to $25.00	1,690,580	5.50	3 to 1
$25.01 and above	118,500	3.17	4 to 1

Unless prevented by law or applicable regulations, Eligible Options accepted for exchange will be cancelled, and New RSUs will be granted under the 2022 Plan.

Example

To illustrate how the Exchange Ratios work, assume that:

•	You are a U.S. non-executive officer employee of Karyopharm as of the Offer commencement date and remain an employee through the New RSU Grant Date.

•

You have four existing options to purchase 1,000 shares of common stock with corresponding per share exercise prices of $15.76 (grant date of August 4, 2020), $7.82 (grant date of August 4, 2021), $4.53 (grant date of August 4, 2022) and $1.72 (grant date of August 4, 2023).

If you elect to participate in the Option Exchange:

•

You will only be able to elect to exchange your three existing option grants with per share exercise prices of $15.76, $7.82 and $4.53 for New RSUs. Your election to exchange can cover zero shares or all 1,000 shares of each separate option grant that is eligible for exchange. You cannot elect to exchange less than the full amount of a separate option grant. For example, you cannot elect to exchange 500 shares of the option grant with the exercise price of $15.76, $7.82 and $4.53. Instead, you can elect to exchange either all options with that exercise price, or none. If you have previously exercised a portion of an eligible separate option grant, only the portion of the Eligible Option grant which has not yet been exercised will be eligible to be exchanged.

•

You will not be able to elect to exchange your existing option grant with a per share exercise price of $1.72 for New RSUs because the exercise price for this option grant is equal to or less than $3.35 and the option was granted after December 31, 2022 (either one of those reasons being sufficient to make such option ineligible for exchange).

•

Each New RSU award will vest with respect to 50% of the award on the one-year anniversary of the New RSU Grant Date and with respect to the remaining 50% of the award on the eighteen (18) month anniversary of the New RSU Grant Date, subject to continued service through the applicable vesting date.

Under these facts, the table below shows the number of New RSUs you would receive were you to participate in the Option Exchange and elect to exchange your existing Eligible Options with per share exercise prices of $15.76, $7.82 and $4.53.

Grant Date of Eligible Option	Exercise Price of Eligible Option	Cancelled Shares Subject To Eligible Option	Exchange Ratio	New RSUs
August 4, 2020	$15.76	1,000	3 to 1	333
August 4, 2021	$7.82	1,000	3 to 1	333
August 4, 2023	$4.53	1,000	2 to 1	500

Which options are eligible for the Option Exchange?

Options eligible for exchange are those held by U.S. employees who are not executive officers that were issued under the Equity Plans, were granted before December 31, 2022 and have exercise prices greater than $3.35. Executive officers, non-employee directors, consultants, advisors and non-U.S. employees of Karyopharm are not eligible to participate in the Option Exchange. If you are eligible to participate in the Option Exchange, the Option Exchange website will indicate which of your stock options are eligible for exchange.

Eligible Options that expire pursuant to their terms prior to the completion of the Option Exchange will be forfeited on the applicable expiration date and will not be eligible to be exchanged for New RSUs.

Who is eligible to participate in the Option Exchange?

You are eligible to participate in the Option Exchange if you:

•	are a U.S. employee of Karyopharm on the date the Offer commences;

•	continue to be a U.S. employee of Karyopharm through the date the New RSUs are granted;

•	are not an executive officer, non-employee director, consultant, advisor or non-U.S. employee of Karyopharm; and

•	hold at least one Eligible Option as of the commencement of the Offer.

What if I leave Karyopharm before the Offer Expiration Date?

If your employment with Karyopharm is terminated, whether voluntarily, involuntarily, or for any other reason, before the New RSU Grant Date, you will not be able to participate in the Option Exchange.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF KARYOPHARM AS DESCRIBED ABOVE ON THE NEW RSU GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THE OPTION EXCHANGE AND HAD TENDERED SOME OR ALL OF YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THE OPTION EXCHANGE, AND YOU WILL RETAIN YOUR OUTSTANDING OPTION(S) IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF A TERMINATION OF YOUR SERVICE, YOU MAY BE ENTITLED TO EXERCISE YOUR OUTSTANDING OPTION(S) BY PAYING THE CURRENT EXERCISE PRICE DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF SERVICE IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED AS OF SUCH TERMINATION OF SERVICE. (See Section 1 of the Offering Memorandum entitled “Eligibility; Number of Options; Offer Expiration Date” and Section 5 of the Offering Memorandum entitled “Acceptance of Options for Exchange; Grant of New RSUs” for additional information.)

Why aren’t the Exchange Ratios set at one-for-one?

The Exchange Ratios were determined using the Black-Scholes model and are based on, among other things, the volatility of our stock, the expected term of a stock option and interest rates. The Exchange Ratios were calculated in a manner intended to result in a value for value exchange, in order to accomplish the compensatory goals of the Option Exchange for our employees and to prioritize the interests of our stockholders, including reducing our total number of shares of common stock underlying outstanding equity awards, avoiding further dilution to our stockholders and minimizing the accounting expense of the grants of New RSUs. If we were to exchange the options on a one-for-one basis, the accounting fair value of the New RSUs and the associated accounting expense would be greater than the current accounting fair value of the Eligible Options. Accordingly, the higher-value New RSUs will cover a lesser number of shares of our common stock than the number of shares underlying the lower-value Eligible Options they replace to achieve the same approximate fair value for accounting purposes.

If I participate, what will happen to my exchanged options?

Eligible Options that you elect to exchange by 11:59 p.m., Eastern Time on the Offer Expiration Date, currently scheduled for July 18, 2024, and that we accept will be cancelled on first business day following the Offer Expiration Date. Surrendered Eligible Options will be cancelled and will not be returned to the pool of shares available for future grant under the Equity Plans, except with respect to the number of shares subject to the New RSUs to be granted under the 2022 Plan pursuant to the Option Exchange.

If I elect to exchange some of my Eligible Options, do I have to elect to exchange all of my Eligible Options?

No. You may elect to exchange your Eligible Options on a grant-by-grant basis. If you elect to exchange any portion of an eligible separate option grant in the Option Exchange, you must elect to exchange the entire eligible separate option grant. No partial exchanges of separate option grants will be permitted.

There are two types of stock options – incentive stock options and nonstatutory stock options – and the tax treatment of each type is different. Some of your Eligible Option grants may consist entirely of one of these two types of options and some of your Eligible Option grants may consist of a mix of both types due to the application of certain limits on incentive stock options under U.S. tax laws. This “split” is determined automatically at the time of grant and is reflected in your E*Trade account and will also be reflected on the Option Exchange website. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as an incentive stock option and the other representing the portion of the grant treated as a nonstatutory stock option, although both awards are technically part of the same “grant” with the same grant date and exercise price. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an Eligible Option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the incentive stock option and nonstatutory stock option components of an Eligible Option grant, and you must exchange all or none of such grant. (See Section 13 of the Offering Memorandum entitled “Material U.S. Federal Income Tax Consequences” for further information.)

What happens to Eligible Options that I choose not to exchange or that you do not accept for exchange?

Eligible Options that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, exercise prices and vesting schedules.

What are the conditions to the Option Exchange?

The Option Exchange is subject to the conditions described in Section 6 of the Offering Memorandum. The Option Exchange is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 of the Offering Memorandum entitled “Conditions of the Offer” for additional information.)

Administrative and Timing Questions

How do I participate in the Option Exchange?

1.

If you choose to participate in the Option Exchange, you must take the following action by 11:59 p.m., Eastern Time, on the Offer Expiration Date: Click on the link to the Option Exchange website in the announcement email you received from Infinite Equity on June 20, 2024, announcing the Option Exchange, or go to the Option Exchange website at www.myoptionexchange.com. Log in to the Option Exchange website using the login instructions provided to you in the announcement email (or if you previously logged into the Option Exchange website, your login credentials).

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;

•	the expiration date of the Eligible Option grant;

•	the per share exercise price of the Eligible Option grant;

•	the number of shares of Karyopharm common stock subject to the Eligible Option grant as of July 18, 2024 (assuming no exercise or early termination occurs, through such date); and

•	the number of New RSUs that would be granted in exchange for the tendered Eligible Option grant if the election is made, we accept the tendered Eligible Option grant and the Option Exchange proceeds.

3.

On the “Election Form” page, make your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Do Not Exchange.” In that event, the Eligible Option will not be exchanged.

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the election process via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing optionexchange@karyopharm.com. We must receive your properly completed and submitted election by 11:59 p.m., Eastern Time, on the Offer Expiration Date, currently expected to be July 18, 2024. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email optionexchange@karyopharm.com.

If you wish to exchange any portion of an individual Eligible Option grant in the Option Exchange, you must exchange the entire individual Eligible Option grant. No partial exchanges of an Eligible Option grant will be permitted. As discussed above, some of your Eligible Option grants may consist of both incentive stock options and nonstatutory stock options due to the application of certain limits on incentive stock options under U.S. tax law. For this reason, you may see two awards listed as of any given grant date, one representing the portion of the grant that qualifies as an incentive stock option and the other representing the portion of the grant that qualifies as a nonstatutory stock option. For purposes of the Option Exchange, this “split” based on the tax status of the option will be disregarded. As a result, both portions of an Eligible Option grant will be treated as one “grant” for purposes of the Option Exchange. On the Option Exchange website, you will see one election box for both the incentive stock option and nonstatutory components of an Eligible Option, and you must exchange all or none of such grant.

If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such individual Eligible Option grants, on a grant-by-grant basis, without having to exchange all of your Eligible Option grants. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your Eligible Option grants.

How do I find out the details about my existing options?

Certain information regarding your Eligible Options will be provided to you on the Option Exchange website. To access the Option Exchange Website:

1.

Click on the link to the Option Exchange website in the announcement email you received from Infinite Equity on June 20, 2024, announcing the commencement of the Option Exchange, or go to the Option Exchange website at www.myoptionexchange.com. Log in to the Option Exchange website using the login instructions provided to you in the announcement email (or if you previously logged into the Option Exchange website, your login credentials).

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;

•	the expiration date of the Eligible Option grant;

•	the per share exercise price of the Eligible Option grant;

•	the number of shares of Karyopharm common stock subject to the Eligible Option grants as of July 18, 2024 (assuming no exercise or early termination occurs, through such date); and

•	the number of New RSUs that would be granted in exchange for the tendered Eligible Option grant if the election is made, we accept the tendered Eligible Option grant and the Option Exchange proceeds.

If you believe there is an error with respect to your personalized information presented on the Option Exchange website, please contact optionexchange@karyopharm.com. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email optionexchange@karyopharm.com.

For further details about your existing options, you should refer to the Equity Plans and the option award agreement for your Eligible Options which are available on the E*Trade website.

What will happen if I do not submit my election by the deadline?

If you do not submit your election by the deadline, then you will not be permitted to participate in the Option Exchange, and all options currently held by you will remain in effect at their original exercise price and subject to their original terms and conditions.

Please note that if you do not wish to participate in the Option Exchange, no action by you is needed and you are not required to visit the Option Exchange website. (See “Risk Factors” for additional information.)

IF YOU FAIL TO PROPERLY SUBMIT YOUR ELECTION BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THE OPTION EXCHANGE.

During what period of time can I withdraw or change my previous elections?

You can withdraw or change your previously submitted election to exchange or not exchange Eligible Options at any time by 11:59 p.m., Eastern Time, on the Offer Expiration Date, which is scheduled to occur on July 18, 2024, unless extended by us. If the Offer is extended beyond July 18, 2024, you can withdraw or change your election at any time until the extended expiration date of the Offer.

Election Changes and Withdrawals via the Option Exchange Website:

Participation in the Option Exchange is voluntary. If you choose to participate in the Option Exchange, you must do the following by 11:59 p.m., Eastern Time, on the Offer Expiration Date, which is expected to be July 18, 2024.

1.	Log in to the Option Exchange website at www.myoptionexchange.com.

2.

After logging in to the Option Exchange website, review the information and proceed through to the “Election Form” page, where you will find personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;

•	the expiration date of the Eligible Option grant;

•	the per share exercise price of the Eligible Option grant;

•	the number of shares of our common stock subject to the Eligible Option grant as of July 18, 2024 (assuming no exercise or early termination occurs, through such date); and

•	the number of New RSUs that would be granted in exchange for the tendered Eligible Option grant if the election is made, we accept the tendered Eligible Option grant and the Option Exchange proceeds.

3.

On the “Election Form” page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.” If you do not select the “Exchange” choice with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Do Not Exchange.” In that event, the Eligible Option will not be exchanged.

4.

Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, acknowledging and agreeing to the terms and conditions stated on the Confirm Elections page and in the Option Exchange documents, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.

Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

It is your responsibility to confirm that we have received your correct election before the deadline. If you do not receive a confirmation, we recommend that you confirm that we have received your election by emailing optionexchange@karyopharm.com. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. (See Section 4 of the Offering Memorandum entitled “Withdrawal Rights” for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR ELECTION HAS OCCURRED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

Can I exchange the remaining portion of an Eligible Option grant that I have already partially exercised?

Yes, any unexercised portion of an eligible separate option grant can be exchanged. If you have previously exercised a portion of an Eligible Option grant, only the portion of that option grant that has not yet been exercised will be eligible to be exchanged. New RSUs will only replace the portion of an Eligible Option grant that is cancelled upon the expiration of the Offer.

Can I select which of my Eligible Options to exchange?

Yes. You can exchange your Eligible Options on a grant-by-grant basis, determined based on the current exercise price of the Eligible Option. However, no partial exchanges of eligible separate option grants will be permitted.

Can I exchange both vested and unvested Eligible Options?

Yes. You can exchange Eligible Options, whether or not they are vested. The vesting schedule for New RSUs is described below.

What does a New RSU entitle me to?

Each New RSU represents the right to be issued one share of common stock after the New RSU vests.

When will the New RSUs be granted?

We expect to grant the New RSUs on the first business day following the Offer Expiration Date, which is the date we cancel options elected for exchange. The Offer Expiration Date is currently scheduled for July 18, 2024. If the Offer is extended beyond July 18, 2024, then we expect that the New RSUs will be granted promptly following the expiration date of the extended Offer. (See Section 8 of the Offering Memorandum entitled “Source and Amount of Consideration; Terms of New RSUs” for additional information.)

When will the New RSUs vest?

Each New RSU award will vest with respect to 50% of the award on the one-year anniversary of the New RSU Grant Date and with respect to the remaining 50% of the award on the eighteen (18) month anniversary of the New RSU Grant Date, subject to continued service through the applicable vesting date.

New RSUs are subject to the terms and conditions as provided for in the 2022 Plan and may be forfeited if not vested at the time of a termination of service. (See Section 8 of the Offering Memorandum entitled “Source and Amount of Consideration; Terms of New RSUs” for additional information.)

What will be the terms and conditions of my New RSUs?

New RSUs will have terms and conditions set forth in the 2022 Plan and will be subject to an applicable form of restricted stock unit award agreement. In addition, the number of New RSUs and the vesting dates applicable to the New RSUs will be different from such terms that are applicable to Eligible Options.

You are encouraged to consult the 2022 Plan and the form of restricted stock unit award agreement for complete information about the terms of the New RSUs, which are available through Karyopharm’s equity administration website, https://us.etrade.com. (See Section 8 of the Offering Memorandum entitled “Source and Amount of Consideration; Terms of New RSUs” for additional information.)

What if my employment or other service with Karyopharm is terminated after the New RSUs are granted?

If your employment or other service with Karyopharm is terminated for any reason after the New RSU has been granted, you will forfeit any New RSUs that are unvested at the date of your termination, subject to any provisions in the applicable award agreement or other agreement between you and Karyopharm providing for accelerated vesting. (See Section 8 of the Offering Memorandum entitled “Source and Amount of Consideration; Terms of New RSUs” for additional information.)

What happens if Karyopharm is subject to a change in control AFTER the New RSUs are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. It is possible that, after the grant of New RSUs, we could undertake a transaction, such as a merger or other similar transaction, as a result of which the current share ownership of our Company would change such that a new group of stockholders would hold the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a “change in control” transaction.

For information about the change in control provisions governing New RSUs, you can refer to our 2022 Plan and the prospectus for the 2022 Plan. Your restricted stock unit award agreement(s) and certain other agreements between you and Karyopharm may also contain provisions that affect the treatment of New RSUs in the event of a change in control.

What happens if Karyopharm is subject to a change in control BEFORE the New RSUs are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating the Offer and/or your right to receive New RSUs under the Offer. If we were to terminate your right to receive New RSUs under the Offer in connection with such a transaction, your Eligible Options would remain outstanding pursuant to their original terms.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our share price, including potentially substantial appreciation in the price of our common stock, which could make the New RSUs you receive in the Offer worth less than the Eligible Options surrendered. In addition, in the event of an acquisition of our Company for stock, tendering Eligible Participants might receive restricted stock units that are settled in shares of a different issuer. (See Section 2 of the Offering Memorandum entitled “Purpose of the Offer” for additional information.)

Are there other circumstances where I would not be granted New RSUs?

Yes. Even if we accept your tendered options, we will not grant New RSUs to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the Offer Expiration Date, you will not be granted New RSUs, if at all, until all necessary government approvals have been obtained. In such an event, all options currently held by you, including all Eligible Options tendered, will remain outstanding and in effect at their original exercise price and subject to their original terms and conditions.

In addition, we will not grant New RSUs to you if you are not an Eligible Participant on the New RSU Grant Date. (See Section 12 of the Offering Memorandum entitled “Agreements; Legal Matters; Regulatory Approvals” for additional information.)

After the Offer Expiration Date, what happens if the price of Karyopharm common stock declines?

The price of our common stock may not appreciate over the long term, and the value of your New RSUs may decline or remain stagnate after the Offer Expiration Date. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 of the Offering Memorandum entitled “Purpose of the Offer” for additional information.)

Other Important Questions

What are the U.S. federal income tax consequences of my participation in the Option Exchange?

The Offer includes disclosures regarding the expected material U.S. federal income tax consequences of the proposed Option Exchange. These disclosures do not address any other tax considerations (such as state, local or foreign taxes) to which you may be subject. You should review these disclosures carefully before deciding whether or not to participate in the Option Exchange. These disclosures are provided for your general information only, and do not constitute any tax, legal or financial advice from the Company to you, nor any recommendation from the Company to you regarding whether or not you should participate in the Option Exchange. You are cautioned that U.S. federal income tax laws and regulations are technical in nature and their application may vary in individual circumstances, and are subject to change at any time. If you are subject to the tax laws of a country other than the U.S., even if you are a resident of the U.S., you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual’s circumstances. Consequently, you are urged to consult your tax advisor with respect to any questions you may have about your participation in the Option Exchange.

Please also see Section 13 of the Offering Memorandum entitled “Material U.S. Federal Income Tax Consequences” for additional information.

How should I decide whether or not to participate?

The decision to participate must be your personal decision and will depend largely on your assumptions about the future of our business, our share price, the overall economic environment, and the performance of publicly traded stocks generally. The lack of an exercise price in respect of your New RSUs may allow you to recognize value from your RSUs sooner than you would have with Eligible Options. There is an inflection point, however, at higher Karyopharm share prices where the value of the Eligible Option you surrendered would have been greater than the value of the New RSUs. The reason for this is because your New RSUs will cover fewer shares of our common stock than the number of shares underlying the Eligible Option you surrendered. The inflection point for each option grant varies depending on the exercise price and the Exchange Ratio of such Eligible Option grant. You will be able to model how many New RSUs you would receive in exchange for your Eligible Options and evaluate this inflection point on the Option Exchange website on a grant-by-grant basis.

In addition, the New RSUs will be completely unvested on the New RSU Grant Date, regardless of whether the Eligible Option was wholly or partially vested; it is possible that your New RSUs could take longer to fully vest than your Eligible Options and, if your service with Karyopharm terminates prior to your New RSUs becoming fully vested, you will forfeit your unvested New RSUs even if your surrendered options would have been fully vested.

We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE CARRIES CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE SHARE PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE OFFER EXPIRATION DATE. (See Section 17 of the Offering Memorandum entitled “Miscellaneous” for additional information.)

What do the executive officers and the members of our Board of Directors think of the Offer? Who can I contact to help me decide whether or not I should exchange my Eligible Options?

Although our Board of Directors has approved the Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your Eligible Options. Please contact your personal financial, legal and/or tax advisors to assist you in determining if you should exchange your Eligible Options.

What are some of the potential risks if I choose to exchange my outstanding Eligible Options?

We cannot predict how our common stock or the stock market will perform before the date that the New RSUs will be granted, and the price of Karyopharm common stock may increase or decrease significantly at any time. A significant increase in the price of Karyopharm common stock prior to the date the New RSUs are granted could make the New RSUs less valuable than the Eligible Options you exchanged, because the New RSUs you will receive will cover a lesser number of shares than the number of shares underlying the Eligible Option you surrendered. There is an inflection point at higher Karyopharm share prices where the value of the Eligible Option you surrendered would have been greater than the value of your New RSUs. You will be able to model how many New RSUs you would receive in exchange for your Eligible Options and evaluate this inflection point on the Option Exchange website on a grant-by-grant basis.

The New RSUs you receive may also have a longer vesting period than your Eligible Options, and if your service with Karyopharm terminates before the New RSUs are vested, you will forfeit any unvested New RSUs.

Please also see the section entitled “Risk Factors” below for a discussion of risks and uncertainties that you should consider before surrendering your Eligible Options for exchange in the Option Exchange.

To whom should I ask questions regarding the Offer?

If you have questions regarding the Offer or have requests for assistance (including requests for additional copies of the Offer to Exchange document or other documents relating to the Offer), please email optionexchange@karyopharm.com.

KARYOPHARM MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OPTION EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER AND TO WHAT EXTENT TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE.